Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-8 of Wells Fargo & Company, related to the Wells Fargo & Company Long-Term Incentive Compensation Plan, of our report dated February 26, 2010, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports are incorporated herein by reference. Our report on the aforementioned consolidated financial statements refers to a change in the method of evaluating other-than-temporary impairment for debt securities in 2009 and certain investment securities in 2008.

/s/ KPMG LLP

San Francisco, California
August 13, 2010